SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): January 8, 2001
                                                         ----------------



                           F2 Broadcast Network Inc.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)



                Nevada                0-15435          84-0974303
        ------------------------  ---------------  ------------------
    (State or other jurisdiction (Commission File (IRS Employer
              of incorporation)         Number)    Identification No.)



               6421 Congress Ave, Suite 115 Boca Raton, FL 33487
             -----------------------------------------------------
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (561) 241-9711
                                                          ---------------



                        First Entertainment Holding Corp.
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5. Other Events.

     Memorandum Of  Understanding  Concerning Sale Of Radio Station Assets.  The
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Registrant's  Quality  Communications,   Inc.  subsidiary  has  entered  into  a
memorandum of understanding concerning the sale of Quality Communications' KGWY-FM radio station and related properties located in Gillette, Wyoming to
Legend   Communications   of  Wyoming,   LLC   ("Legend").   The  memorandum  of
understanding provides for the following:

             o The assets of the radio station, excluding the broadcast studio and office building housing the station, will be sold for $1.6 million, $1.1 million of which is to be delivered in cash at the closing of the transaction and the remaining $500,000 of which will be payable quarterly over five years pursuant to an interest-free promissory note. The note is to be guaranteed by Legend and also is to be individually guaranteed by the two members of Legend. In addition, the note is to be secured by the assets of the station, the studio and the station's broadcast tower site.

            o The broadcast studio and office building will be sold to Legend or Legend's assigns for an aggregate of $300,000 which, pending appraisal, may be payable partly in cash and partly as additional principal to be added to the promissory note described above. If the assets are appraised at $300,000 or more, the entire $300,000 will be paid in cash. If the appraisal is less than $300,000, the cash portion of these assets will be the appraised value plus one-half of the difference between the appraised value and $300,000; the other one-half of the difference between the appraised value and $300,000 will be added to the promissory note and paid as a final payment at the end of the payments contemplated by the note.

            o Quality Communications will retain the station's accounts receivable and cash on hand at the time of closing the transactions.

         The memorandum of understanding provides that, if after delivery of all the due diligence materials and drafting of the formal asset purchase agreement, a formal application for transfer of the broadcast license is not submitted to the Federal Communications Commission by March 15, 2001, either party can terminate the transaction by delivering a letter of termination to the other party so long as the delivering party is not in breach of its responsibilities under the memorandum of understanding. The memorandum of understanding also acknowledges that the approval of the shareholders of the Registrant may be required and the Registrant intends to seek that approval if required under Nevada law or other applicable law.

         Sale Of First Films  Stock.  Registrant  has  entered  into a letter of
         ---------------------------
         intent for the sale of the 80% of the common stock of First Films, Inc. owned by Registrant. First Films, Inc. owns 100% of the common stock of Comedy Works, Inc. The letter of intent provides for First Entertainment to receive consideration of $300,000, payable $275,000 in cash and $25,000 by forgiveness of indebtedness. The completion of this sale is subject to entering into a definitive agreement, the parties' respective due diligence reviews and obtaining any necessary approvals, including the approval of the stockholders of Registrant if required by Nevada law.

         Results  Of  Stockholder   Votes.   At  the  meeting  of   Registrant's
         ---------------------------------
         stockholders held on December 27, 2000, the stockholders approved
         (1) the election of each of Howard Stern, Douglas R. Olson and William Rubin as directors of Registrant, (2) Registrant's 2000 Stock Option
         Plan,  (3)  increasing   Registrant's   authorized   common  stock  to
         250,000,000  shares,  (4)  changing  the  name  of  Registrant  to "F2
         Broadcast  Network  Inc.",  (5)  authorizing   Registrant's  Board  of
         Directors to determine to effect a reverse stock split at the time and at the ratio that the Board deems appropriate, and (6) ratification of
         the  selection  of  Gordon,   Hughes  &  Banks,  LLP  as  Registrant's
         independent auditors. The name change and increased capitalization became effective on January 4, 2001, which was the date of filing with the Nevada Secretary appropriate Articles Of Amendment to Registrant's Articles Of Incorporation.

         Financial  Condition.  As set forth in the Company's Form 8-K reporting
         ---------------------
         an event that occurred December 20, 2000, the Company does not have sufficient cash funds to pay its payroll and other operating expenses. The Company currently is satisfying its payroll and certain other expenses through the issuance of common stock, but it is not able to satisfy all its operating costs in this manner. There is no assurance that the Company will continue to be able to satisfy a sufficient amount of expenses through the issuance of common stock so that it will be able to continue operations based on the limited amount of cash revenue available. In addition, there is no assurance that the Company will be able to sustain operations long enough to be able to receive the cash proceeds from the sale of the radio station assets as described above.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  January 8, 2001              FIRST ENTERTAINMENT HOLDING CORP.



                                    By: /s/ Howard B. Stern
                                       -----------------------------------------
                                        Howard B. Stern, Chief Executive Officer